Exhibit 10.1

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (the “Amendment”) is entered into as of August 31, 2010 (the “Effective Date”), by and between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and SABA SOFTWARE, INC., a Delaware corporation (“Tenant”), with respect to the following facts and circumstances:

A. Landlord (as successor in interest to Westport Joint Venture, a California general partnership) and Tenant have previously entered into that certain Lease Agreement dated as of March 16, 1999, as amended by a First Amendment to Lease dated as of December 28, 1999, and a Second Amendment to Lease (the “Second Amendment”) dated as of May 24, 2001 (collectively, the “Original Lease”), of certain premises in the building commonly known as 2400 Bridge Parkway, Redwood City, California 94065, as more particularly described in the Original Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease.

B. Landlord and Tenant desire to amend the Original Lease to extend its term and to make other modifications on the terms and conditions provided herein.

IT IS, THEREFORE, agreed as follows:

1. The Termination Date of the Original Lease is hereby changed to May 31, 2019 (the “New Expiration Date”). The period from June 1, 2014 (the “Extension Commencement Date”) to the New Expiration Date is referred to herein as the “Extension Term.”

2. Section 4(A) of the Original Lease is hereby amended as of the Effective Date of this Agreement in accordance with the following schedule to restate the Base Rent payable thereunder by Tenant:

Period	Monthly Base Rent
06/01/2013 – 05/31/2014	$162,086.40
06/01/2014 – 05/31/2015	$ 96,768.00
06/01/2015 – 05/31/2016	$ 99,671.04
06/01/2016 – 05/31/2017	$102,574.08
06/01/2017 – 05/31/2018	$105,960.96
06/01/2018 – 05/31/2019	$108,864.00

3. Tenant is in occupancy of the Premises and hereby accepts the Premises “AS IS”, without any obligation on Landlord’s part to alter or improve such space or provide Tenant with any improvement allowance, except as provided in Exhibit D attached hereto.

4. Notwithstanding the provisions of Article 8 of the Original Lease or anything in the Original Lease to the contrary, Landlord acknowledges and agrees that Tenant shall not be required to remove from the Premises at the expiration of the lease term or earlier termination of the Lease, any alterations or improvements made by Tenant prior to the Effective Date. Additionally, Tenant shall not be obligated to remove any alterations or improvements that are made by Tenant subsequent to the Effective Date with respect to which the following is true: (i)

at the time Tenant requests Landlord’s approval, Tenant requests of Landlord in writing that Landlord inform Tenant of whether or not Landlord will require Tenant to remove such alterations or improvements at the expiration of the Lease term; and (ii) at the time Landlord grants such approval, it informs Tenant that such removal will not be required.

5. Except as otherwise provided herein, all of the terms and conditions of the Original Lease shall continue to apply during the Extension Term; provided, however, that there shall be no rent credit, and that there shall be no improvement allowance, Landlord construction obligations or other initial concessions with respect to the Extension Term, except as provided in Paragraph 3 of this Amendment, and Tenant shall have no further option to extend the term.

6. Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Amendment, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Amendment, other than Harvest Properties (“Landlord’s Broker”) and CB Richard Ellis, Inc. (“Tenant’s Broker”). Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys’ fees) arising from a breach of the foregoing representation and warranty. The commission with respect to this Amendment shall be paid to Landlord’s Broker by Landlord pursuant to a separate agreement. Landlord’s Broker will pay Tenant’s Broker a commission pursuant to a separate agreement. Nothing in this Amendment shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord’s Broker.

7. As additional consideration for this Amendment, Landlord and Tenant each hereby certify to the other that:

(a) The Original Lease (as amended hereby) is in full force and effect.

(b) Tenant is in possession of the Premises.

(c) Rent has been paid through August 31, 2010

(d) To each party’s knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.

(e) All of Landlord’s obligations with respect to construction of tenant improvements in the Premises and payment of Tenant improvement allowances have been satisfied, except those provided for in Paragraph 3 of this Amendment.

(f) To each party’s knowledge, there are no existing offsets or defenses which either party has against the enforcement of the Original Lease (as amended hereby).

8. Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect. This Amendment shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Original Lease, unless specifically set forth in this Amendment. In the case of any inconsistency between the provisions of the Original Lease and this Amendment, the provisions of this Amendment shall govern and control. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant. Time is of the essence of this Amendment and the provisions contained herein.

9. Effective as of the Effective Date, all references to the “Lease” shall refer to the Original Lease, as amended by this Amendment.

10. As an inducement to Landlord to enter into this Amendment, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has knowingly conducted or will knowingly conduct business or has knowingly engaged or will knowingly engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section 10 are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any Prohibited Person to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be reasonably requested by Landlord to determine Tenant’s compliance with the terms hereof. Tenant shall indemnify, defend and hold harmless Landlord, its employees, assigns, successors, successor-in-interest, agents and representatives from and against any and all claims, liabilities, obligations, losses, causes of action, demands, governmental directives, fines, penalties, expenses, costs (including without limitation, reasonable attorneys’, consultants’ and other experts’ fees and costs), and damages, which arise from or relate to a breach by Tenant of the foregoing representations and warranties. The representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

11. To satisfy compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975(c) of the Internal Revenue Code, Tenant represents and warrants to Landlord that (i) Tenant is not an “employee benefit plan” (as that term is defined in Section 3(3) of ERISA); (ii) no portion of the rights of Tenant in the Original Lease and this Amendment or in the leasehold estate demised thereby constitutes a plan asset subject to ERISA; and (iii) the undersigned is not an “affiliate” of The Prudential Insurance Company of America as defined in Section IV(b) of PTE90-1.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

LANDLORD: WESTPORT OFFICE PARK, LLC, a California limited liability company

By:	The Prudential Insurance Company of America, a New Jersey corporation, its member

	By:	/s/ JEFFREY D. MILLS
Jeffrey D. Mills Vice President
[Printed Name and Title]

TENANT: SABA SOFTWARE, INC., a Delaware corporation

By:	/s/ WILLIAM SLATER
William Slater Chief Financial Officer
[Printed Name and Title]

EXHIBIT D

TENANT WORK LETTER

This Tenant Work Letter (“Tenant Work Letter”) shall set forth the terms and conditions relating to certain construction in the Premises. All references in this Tenant Work Letter to “the Lease” shall mean the relevant portions of the Lease as defined in the Third Amendment to Lease (the “Amendment”) to which this Tenant Work Letter is attached as Exhibit D.

SECTION 1

BASE, SHELL AND CORE

Landlord has previously constructed the base, shell, and core (i) of the Premises and (ii) of the floor(s) of the Building on which the Premises are located (collectively, the “Base, Shell, and Core”), and Tenant shall accept the Base, Shell and Core and the Premises in their current “As-Is” condition existing as of the date of the Amendment. Tenant shall install in the Premises certain “Renovation Improvements” (as defined below) pursuant to the provisions of this Tenant Work Letter. Except for Landlord’s obligation to disburse the Renovation Improvement Allowance as described below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises, the Building or the Complex, subject to any of Landlord’s obligations of maintenance and repair pursuant to the Original Lease as modified by this Amendment, which shall continue in full force and effect.

SECTION 2

RENOVATION IMPROVEMENTS

2.1 Renovation Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Renovation Improvement Allowance”) in the amount of up to, but not exceeding $241,920.00, for the costs relating to the initial design and construction of Tenant’s improvements in the Premises, including any changes in the Base, Shell and Core that are completed prior to December 31, 2011 (collectively, the “Renovation Improvements”); provided, however, that Landlord shall have no obligation to pay all or any portion of the Renovation Improvement Allowance to Tenant unless Tenant makes a request for disbursement pursuant to the terms and conditions of Section 2.2 below prior to December 31, 2018. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Renovation Improvement Allowance. Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any unused portion of the Renovation Improvement Allowance which is not used to pay for the Renovation Improvement Allowance Items (as such term is defined below).

2.2 Disbursement of the Renovation Improvement Allowance.

2.2.1 Renovation Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Renovation Improvement Allowance shall be payable by

Landlord to Tenant only for the following items and costs (collectively, the “Renovation Improvement Allowance Items”), and Landlord shall not deduct any other expenses from the Tenant Improvement Allowance. The Renovation Improvement Allowance Items shall consist of:

2.2.1.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, costs paid to Tenant’s consultants in connection with the design, construction of the Renovation Improvements, and all related design and construction costs incurred by Tenant, including the fees and costs of Tenant’s project management consultants;

2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Renovation Improvements;

2.2.1.3 The cost of construction of the Renovation Improvements, including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, and trash removal, including .

2.2.1.4 The cost of any changes to the Construction Drawings or Renovation Improvements required by Laws and building codes (collectively, “Code”);

2.2.1.5 Sales and use taxes and Title 24 fees; and

2.2.1.6 payment of the actual out-of-pocket fees incurred by, and the actual out-of-pocket cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter, up to a maximum of $5,000.

2.2.2 Disbursement of Tenant Improvement Allowance. During the construction of the Renovation Improvements, Landlord shall make disbursements of the Renovation Improvement Allowance in up to two tranches if necessary for Renovation Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.2.1 Disbursements. On or before each of (i) April 15, 2011 and (ii) November 15, 2011, if necessary (each, a “Submittal Date”), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, and/or to the “Architect” and/or to the “Engineers”, as such terms are defined in Section 3.1, below, and/or to Tenant’s various consultants or other persons or entities entitled to payment (or reimbursement to Tenant if Tenant has already paid the Contractor or other person or entity entitled to payment), approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Renovation Improvements in the Premises, detailing the portion of the work completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises for the applicable payment period; (iii) executed conditional mechanic’s lien releases from all of Tenant’s Agents which shall substantially comply with the appropriate provisions of California Civil Code Section 3262(d) or unconditional releases if appropriate (iv) Landlord has determined that no substandard work exists or non material non-compliance with the “Approved Working Drawings” exists which creates a Design Problem and Landlord has received proof that all permits and certificates of occupancy required by applicable governmental authorities in connection with the Renovation Improvements have been obtained; provided, however, that with respect to fees and expenses of the Architect, Engineers, or construction or project managers or other similar consultants, and/or any other pre-construction items for which the payment scheme set forth in items (i) through (iv), above of this Tenant Work Letter, is not applicable (collectively, the “Non-Construction Allowance Items”), Tenant shall only be required to deliver to Landlord on or before the applicable Submittal Date, reasonable evidence of incurring the cost for the applicable Non-Construction Allowance Items (unless Landlord has received a preliminary notice in connection with such costs in which event conditional lien releases must be submitted in connection with such costs); and (v) all other information reasonably requested in good faith by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request vis-à-vis Landlord. Within forty-five (45) days following the Submittal Date, and assuming Landlord receives all of the information described in items (i) through (v), above, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant or if Tenant elects, to the Contractor, subcontractor, architect, engineer or consultant designated by Tenant and/or a separate check to Tenant where Tenant has provided evidence reasonably satisfactory to Landlord that Tenant has paid such Contractor (or other supplier of services or goods) accompanied when appropriate by unconditional lien releases, or any other provider of goods and services designated by Tenant to Landlord, and Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), provided, however, that no such retention shall be applicable to amounts due to Tenant’s consultants, the Architect, or the Engineer or for Non-Construction Allowance Items or other Renovation Improvement Allowance Items in connection with the payment of suppliers for materials delivered to the Premises and subcontractors for completing performance of their work substantially in advance of the substantial completion of the Renovation Improvements, and (B) the balance of any remaining available portion of the Renovation Improvement Allowance (not including the Final Retention). Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request. If Tenant receives a check payable to anyone other than solely to Tenant, Tenant may return such check to Landlord and receive a replacement check made payable only to Tenant within ten (10) business days, if Tenant provides the releases and evidence to the extent required above to receive a check payable solely to Tenant.

Each time after Landlord makes a payment of a portion of the Renovation Improvement Allowance Payment to Tenant, the Base Rent payable under the Lease shall automatically increase by a sum sufficient to fully amortize such portion of the Renovation Improvement Allowance Payment in equal monthly installments to be paid over the period commencing on the first full month after the date Landlord makes such portion of the Renovation Improvement Allowance Payment to Tenant and ending on the Extension Term Expiration Date, which amortization shall be on a straight line basis at an interest rate of eight percent (8%) per annum, and, if requested by Landlord, Landlord and Tenant will promptly after such request enter into an amendment to the Lease setting forth the revised Base Rent schedule.

2.2.2.2 Final Retention. A check for the Final Retention payable jointly to Tenant and Contractor (or payable solely to Tenant if Contractor is no longer owed any money by Tenant for work performed in the Premises) shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (ii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Renovation Improvements in the Premises has been substantially completed, and (iii) Tenant fulfills its obligations pursuant to Section 4.3(i) of this Tenant Work Letter.

2.2.2 Other Terms. Landlord shall only be obligated to make disbursements from the Renovation Improvement Allowance to the extent costs are incurred by Tenant for Renovation Improvement Allowance Items.

2.2.3 Specifications for Building Standard Components. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Renovation Improvements in the Premises which Specifications have been received by Tenant. Unless otherwise agreed to by Landlord, the Renovation Improvements shall comply with the Specifications. Landlord may make changes to the Specifications from time to time. Landlord shall only be obligated to make disbursements from the Renovation Improvement Allowance to the extent costs are incurred by Tenant for Renovation Improvement Allowance Items.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner (the “Architect”) approved by Landlord, which approval shall not be unreasonably withheld or delayed beyond five (5) business days, to prepare the Construction Drawings. Tenant shall retain the engineering consultants approved by Landlord (the “Engineers”), which approval shall not be unreasonably withheld or delayed beyond five (5) business days, to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply at a minimum with the Specifications and shall be in a drawing format reasonably acceptable to Landlord. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings. Each time Landlord is granted the right to review, consent or approve the Construction Drawings or any component thereof, such consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Tenant Work Letter, Landlord shall be deemed to have acted reasonably in disapproving plans or designs if Landlord determines in good faith that the matter disapproved constitutes or would create a Design Problem (as defined below). As used herein, a “Design Problem” shall mean, and will be deemed to exist if such alteration or improvements will (i) affect the exterior appearance of the Building; (ii) adversely affect the Building structure; (iii) possibly damage the Building’s systems; (iv) create the potential for unusual expenses to be incurred upon the removal of the alteration or improvement (if such removal has been, or will be required (or deemed to be required) by Landlord upon termination of this Lease), unless Tenant agrees to perform such work or pay for the incremental removal costs caused by the non-typical alterations; or (v) fail to comply with the Code.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and (ii) deliver such revised Final Space Plan to Landlord.

3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits for the Renovation Improvements (collectively, the “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith, and (ii) deliver such revised Final Working Drawings to Landlord.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Renovation Improvements by Tenant. After approval by Landlord of the Final Working Drawings, Tenant shall promptly submit the same to the appropriate governmental authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant’s Selection of Contractor and Tenant’s Agents.

4.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Renovation Improvements. Such general contractor (“Contractor”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed.

4.1.2 Tenant’s Agents. All major trade subcontractors and suppliers used by Tenant (and the Contractor are known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided that, in any event, Tenant must contract with Landlord’s base building subcontractors for any structural work in the Premises. If requested by Landlord, Tenant’s Agents shall all be union labor in compliance with the master labor agreements existing between trade unions and the local chapter of the Associated General Contractors of America.

4.2 Construction of Renovation Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Renovation Improvements, and after Tenant has accepted all bids for the Renovation Improvements, Tenant shall provide Landlord with a written detailed cost breakdown (the “Final Costs Statement”), by trade, of the final costs to be incurred, or which have been incurred, in connection with the Renovation Improvements to be performed by or at the direction of Tenant or the Contractor which costs form a basis for the amount of the Contract (the “Final Costs”). Prior to the commencement of construction of the Renovation Improvements, Tenant shall supply Landlord with evidence reasonably acceptable to Landlord that Tenant has cash-on-hand in an amount equal to the difference between the Renovation Improvement Allowance and the Final Costs. In the event that the Final Costs exceed the Renovation Improvement Allowance, then such costs shall be paid by Tenant when due out of Tenant’s own funds.

4.2.1.1 Landlord’s General Conditions for Tenant’s Agents and Renovation Improvement Work. Tenant’s and Tenant’s Agents’ construction of the Renovation Improvements shall comply with the following: (i) the Renovation Improvements shall be constructed in material accordance with the Approved Working Drawings; (ii) Tenant and Tenant’s Agents shall not, in any way, interfere with, obstruct, or delay, the work of Landlord’s base building contractor and subcontractors with respect to the Base, Shell and Core (if any) or any other work in the Building; (iii) Tenant’s shall submit a schedule of work relating to the Renovation Improvements to Landlord and shall use good faith efforts to adhere to such schedule, as the same may be amended from time to time; and (iv) Tenant shall abide by all rules made by Landlord’s Building contractor or Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Renovation Improvements.

4.2.1.2 Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Renovation Improvements. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Renovation Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

4.2.1.3 Insurance Requirements.

4.2.1.3.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease (provided that the limits of liability to be carried by Tenant’s Agents and Contractor, shall be in an amount which is customary for such respective Tenant’s Agents employed by tenants constructing improvements in the comparable buildings).

4.2.1.3.2 Special Coverages. Tenant or Contractor shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Renovation Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that the Renovation Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.1.3.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Renovation Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Renovation Improvements are damaged by any cause during the course of the construction thereof and the Lease is not terminated, Tenant shall immediately repair the same at Tenant’s sole cost and expense. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents, and shall name as additional insureds Landlord’s Property Manager, Landlord’s Asset Manager, and all mortgagees and ground lessors of the Building. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Tenant Work Letter.

4.2.2 Governmental Compliance. The Renovation Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.3 Inspection by Landlord. Landlord shall have the right to inspect the Renovation Improvements at all reasonable times; provided, however, that Landlord’s failure to inspect the Renovation Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Renovation Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Renovation Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Renovation Improvements shall be rectified by Tenant at no expense to Landlord; provided, however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Renovation Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Renovation Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.4 Meetings. Commencing upon the execution of the Lease, Tenant shall hold periodic meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Renovation Improvements, which meetings shall be held at a location designated by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3 Notice of Completion; Copy of “As Built” Plans. Within ten (10) days after completion of construction of the Renovation Improvements, Tenant shall cause a Notice of

Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, (C) to deliver to Landlord two (2) sets of sepias of such as-built drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (D) to deliver to Landlord a computer disk containing the Approved Working Drawings in AutoCAD format, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

4.4 Coordination by Tenant’s Agents with Landlord. Upon Tenant’s delivery of the Contract to Landlord under Section 4.2.1 of this Tenant Work Letter, Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Renovation Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Renovation Improvements.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. Prior to the commencement of construction of the Renovation Improvements under the terms of this Tenant Work Letter, Tenant shall provide Landlord with written notice identifying its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord’s Representative. Landlord has designated Christine Scheerer as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant of this Tenant Work Letter or the Lease (beyond applicable notice and cure periods) has occurred at any time on or before the substantial completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Renovation Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).